Exhibit 4.1

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE No. 2 (this “Supplemental Indenture”), dated as of May 21, 2020 among Maxar Technologies Inc., a Delaware corporation (the “Company”), and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, SSL Robotics LLC, a Delaware limited liability company (the “Escrow Issuer”), and the Trustee, among others, have heretofore executed and delivered an indenture (the “Indenture”), dated as of December 2, 2019 providing for the issuance of the Escrow Issuer’s 9.750% Senior Secured Notes due 2023 (the “Notes”);

WHEREAS, pursuant to a supplemental indenture dated as of December 11, 2019, the Company agreed to assume all rights and obligations of the Escrow Issuer under the Notes and the Indenture (the “Assumption”) by executing Supplemental Indenture no. 1;

WHEREAS, pursuant to Section 9.01(x)(17) of the Indenture, the Company is authorized to amend the Indenture to conform the text of the Indenture to any provision of the “Description of Notes” section of the Company’s Offering Memorandum dated November 15, 2019 (the “Description of Notes”) to the extent that such provision in the Description of Notes was intended to be a verbatim recitation of a provision of the Indenture; and

WHEREAS, the “Subsidiary Guarantees—Release of Subsidiary Guarantees” section of the Description of Notes was intended to be a verbatim recitation of a provision of the Indenture

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.         CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.         AMENDMENT. (a) Section 10.06 of the Indenture is hereby amended and replaced in its entirety by the below text:

“     A Subsidiary Guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Subsidiary Guarantor, the Company or the Trustee is required for the release of such Subsidiary Guarantor’s Subsidiary Guarantee, upon:

(1)   the occurrence of any sale, exchange, transfer or other disposition (by merger, amalgamation, consolidation or otherwise) of all of the Capital Stock of such Subsidiary Guarantor (including any sale, exchange, transfer or other disposition after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary) or of all or substantially all of the assets and property of such Subsidiary Guarantor, which sale, exchange, transfer or other disposition is made in compliance with the applicable provisions of this Indenture (to the extent such provisions are required to be satisfied as of the date of the transaction); provided that such Subsidiary Guarantor is also released from all of its obligations in respect of the Senior Credit Facilities;

(2)   the release or discharge of such Subsidiary Guarantor from its Guarantee of Indebtedness of the Company and the Subsidiary Guarantors under the Senior Credit Facilities, except (i) a discharge or release by or as a result of payment under such Guarantee (it being understood that a release subject to a contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to Guarantee the Notes pursuant to this Indenture) and (ii) a discharge or release by or as a result of an amendment, modification or waiver of the provision in respect of minimum guarantor coverage set forth in Section 10.1(17) of the Senior Credit Facilities as in effect on the Issue Date (or defaults arising thereunder) requiring consent of the lenders under the Senior Credit Facilities;

(3)   the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with Section 4.17;

(4)   upon such Person becoming an Excluded Subsidiary or Non- Recourse Subsidiary, in each case as a result of a transaction or designation permitted by this Indenture;

(5)   the Company exercising its Legal Defeasance option or Covenant Defeasance option as set forth in Article 8 or the Company’s obligations under this Indenture being discharged in accordance with the terms of this Indenture;

(6)   upon the full and final payment of all Pari Passu Lien Notes Obligations of the Company and such Subsidiary Guarantor; or

(7)   as described in Section 4.15(b).

The Company will notify the Trustee in writing in respect of any release of a Subsidiary Guarantee; provided that such notification will not be a condition to the effectiveness of such lease.”

(b) As of the date hereof, the “Corporate Trust Office” shall be located at:

246 Goose Lane, Suite 105

Guilford, Connecticut 06437

3.         THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

4.         COUNTERPARTS.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

5.         EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall not affect the construction hereof.

6.         THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

MAXAR TECHNOLOGIES INC.,
as Company

By:	/s/ Randall H. Lynch
Name:	Randall H. Lynch
Title:	Senior Vice President and Treasurer

[Signature Page to Supplemental Indenture No. 2]

WILMINGTON TRUST, NATIONAL ASSOCIATION as Trustee

By:	/s/ Nedine P. Sutton
Name: Nedine P. Sutton
Title: Vice President

[Signature Page to Supplemental Indenture No. 2]